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                                                                   Exhibit 23.4



                 CONSENT OF MORRIS, NICHOLS, ARSHT & TUNNELL


We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement (Form S-3) and related Prospectus of American Financial Group, Inc. for the registration of $500,000,000 of its Debt Securities and Common Stock and Preferred Securities of American Financial Capital Trust II. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under the Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                        MORRIS, NICHOLS, ARSHT & TUNNELL

Cincinnati, Ohio
February 7, 1997